Monthly Compliance Report pursuant to the Rule 10f-3*
For the period from October 1, 2009 to December 31, 2009
Equity Securities

Fund	Trade Date	Issuer	CUSIP	Par	Offering Price	Spread	Cost	Dealer Executing Trade	% of Offering	Syndicate
JPMorgan Value Opportunities Fund	11/4/09	Hyatt Hotels Corporation (H) IPO	44857910	100	$ 25.00	1.28	$ 2,500.00	Samuel A Ramirez & Company	1.71%
Goldman, Sachs&Co. Deutsche Bank Securities, J.P. Morgan, BofA Merrill Lynch, Citi, UBS Investment Bank, Wells Fargo Securities, HSBC, Piper Jaffray, Scotia Capital, Robert W. Baird & Co., Loop Capital Markets, M.R. Beal & Company, Ramirez & Co., Inc., Siebert Capital Markets, The Williams Capital Group, L.P.

JPMorgan Value Opportunities Fund	11/4/09	Hyatt Hotels Corporation (H) IPO	44857910	14,700	$ 25.00	1.28	$ 367,500.00	Goldman Sachs and Company New York	1.71%
Goldman, Sachs&Co. Deutsche Bank Securities, J.P. Morgan, BofA Merrill Lynch, Citi, UBS Investment Bank, Wells Fargo Securities, HSBC, Piper Jaffray, Scotia Capital, Robert W. Baird & Co., Loop Capital Markets, M.R. Beal & Company, Ramirez & Co., Inc., Siebert Capital Markets, The Williams Capital Group, L.P.

JPMorgan Value Opportunities Fund	12/7/09	New York Community Bancorp, Inc. (NYB) Secondary	64944510	99,800	$ 13.00	0.46	$ 1,297,400.00	Credit Suisse Securities	0.43%	Credit Suisse, Sandler O'Neill + Partners L.P., BofA Merrill Lynch, J.P. Morgan, Raymond James, Macquarie Capital, Janney Montogemery Scott
JPMorgan Value Opportunities Fund	12/15/09	Wells Fargo & Company (WFC) Secondary	94974610	36,000	$ 25.00	0.56	$ 900,000.00	Goldman Sachs and Company New York	1.41%	Wells Fargo Securities, Goldman Sachs & Co., Credit Suisse, J.P. Morgan, Morgan Stanley

* All issuers have been review and confirmed to have a continuous operating history of not less than three years (Including the operations of predecessors).